Exhibit 10.1
Amended and Restated Credit Agreement

SkyMall, LLC

This Amended and Restated Credit Agreement (this “Agreement”) is dated as of April 29, 2014 and is among SMXE Lending, LLC, a Delaware limited liability company (together with its successors and assigns, the “Lender”), whose address is 2525 East Camelback Road, Suite 850, Phoenix, AZ 85016, SkyMall, LLC, a Delaware limited liability company (individually, the “Borrower” and if more than one, collectively, the “Borrowers”), whose address is 1520 E. Pima Street, Phoenix, AZ 85034-4639, and each of the other Obligors (as defined below) listed on the signature pages hereto, together with their respective addresses.

This Agreement amends and restates in its entirety and supersedes the Credit Agreement, dated September 18, 2013, as heretofore amended, between Lender and Borrower (the “Original Agreement”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lender and the other Obligors agree as follows:

1.	Credit Facilities.

1.1.
Scope. This Agreement, unless otherwise agreed to in writing by the Lender and the Borrower or prohibited by any Legal Requirement (as hereafter defined), governs the Credit Facilities as defined below. Advances under any Credit Facilities shall be subject to the procedures established from time to time by the Lender. Any procedures agreed to by the Lender with respect to obtaining advances, including automatic loan sweeps, shall not vary the terms or conditions of this Agreement or the other Related Documents regarding the Credit Facilities. The maximum principal amount of the Credit Facilities is $17,150,000.00, (a) subject to the funding limitations set forth in Section 3.2G, and (b) as may be reduced by cash sweeps pursuant to Section 4.12C.  Principal reductions described in clause (b) of the preceding sentence are eligible for re-borrowing based on Notices of Borrowing as provided in Section 3.2F.  The Borrower may prepay the Credit Facilities in whole or in part at any time without premium or penalty upon written notice to the Lender.

2.	Definitions and Interpretations.

2.1.	Definitions. As used in this Agreement, the following terms have the following respective meanings:

A.   “Affiliate” means any Person which, directly or indirectly Controls or is Controlled by or under common Control with, another Person, and any director or officer thereof; however, the Lender is under no circumstances to be deemed an Affiliate of the Borrower or any of its Subsidiaries or any of the Xhibit Companies.

B.   “Authorizing Documents” means certificates of authority to transact business, certificates of good standing, borrowing resolutions, appointments, officer’s certificates, certificates of incumbency, and other documents which empower and authorize or evidence the power and authority of all Persons (other than the Lender) executing any Related Document or their representatives to execute and deliver the Related Documents and perform the Person’s obligations thereunder.

C.   “Change in Control” means either (a) the acquisition of Xhibit by another Person by means of any transaction or series of related transactions to which Xhibit is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) that results in the voting securities of Xhibit outstanding immediately prior thereto failing to represent immediately after such transaction or series of transactions (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls such surviving entity) a majority of the total voting power represented by the outstanding voting securities of Xhibit such surviving entity or the entity that controls such surviving Person, or (b) a sale, lease, license or other conveyance of all or substantially all of the assets of the Borrower, Xhibit or any other Obligor (except to the extent permitted by Section 7.1H), or (c) with respect to Xhibit, a change in a majority of the board of directors in any year, unless such change is due to the filling of vacancies as a result of the death or resignation of a director, or (d) the failure of Xhibit to own and control, of record and beneficially, directly or indirectly, 100% of the outstanding economic and voting Equity Interests of the Borrower or any of the Xhibit Companies.

D.   “Collateral” means all Property of the Obligors, now or in the future subject to any Lien in favor of the Lender, securing or intending to secure, any of the Liabilities.  The Collateral shall consist of all Property of the Obligors, and all Liens in such Collateral shall be first priority Liens.

E.   “Control” as used with respect to any Person, means the power to direct or cause the direction of, the management and policies of that Person, directly or indirectly, whether through the ownership of Equity Interests, by contract, or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

F.   “Credit Facilities” means all extensions of credit from the Lender to the Borrower, whether now existing or hereafter arising, including but not limited to those described in Section 1, if any, and those extended contemporaneously with this Agreement.

G.   “Designated Accounts” shall mean the accounts maintained at the Designated Bank and each other deposit, lockbox or securities account required to be pledged as Collateral to the Lender for the Liabilities and subject to an blocked account control agreement/shifting control agreement in favor of the Lender.  As of the date hereof, the Designated Accounts shall be the accounts disclosed to the Lender ending in the following numbers:  297, 910, 959, 968, 979, 968, 675, 775 and 376.

H.   “Designated Bank” means JP Morgan Chase Bank, N.A. or such other bank approved by the Lender in its sole and absolute discretion.

I.   “Distributions” means all dividends and other distributions made to any Equity Owners, other than salary, bonuses, and other compensation to officers and other employees for services expended in the current accounting period.

J.   “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

K.   “Equity Owner” means a shareholder, partner, member, holder of a beneficial interest in a trust or other owner of any Equity Interests.

L.   “Excluded Account” shall mean the accounts as may be agreed by Lender from time to time.  Aggregate balances in Excluded Accounts will not exceed $250,000.

M.   “GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, consistently applied.

N.   "Ground Lease" shall have the meaning set forth on Exhibit B of that certain Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, recorded on September 18, 2013 with the Maricopa County Recorder as document 20130838254, which will be assigned to Lender as Collateral.

O.   “Legal Requirement” means any law, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of any foreign governmental authority, the United States of America, any state thereof, any political subdivision of any of the foregoing or any agency, department, commission, board, bureau, court or other tribunal having jurisdiction over the Lender, any Pledgor or any Obligor or any of its Subsidiaries or their respective Properties or any agreement by which any of them is bound.

P.   “Liabilities” means all indebtedness, liabilities and obligations of every kind and character of the Borrower or any other Obligor to the Lender, whether the obligations, indebtedness and liabilities are individual, joint and several, contingent or otherwise, now or hereafter existing, including, without limitation, all liabilities, interest, costs and fees, arising under or from any note, open account, overdraft, lease, endorsement, surety agreement, guaranty or acceptance, whether payable to the Lender or to a third party and subsequently acquired by the Lender, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing.

Q.   “Lien” means any mortgage, deed of trust, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind.

R.   “Notes” means all promissory notes, instruments and/or contracts now or hereafter evidencing the Credit Facilities, including the Amended and Restated Line of Credit Note of even date herewith.

S.   “Obligor” means any Borrower, Pledgor, guarantor, surety, co-signer, endorser, general partner or other Person who may now or in the future be obligated to pay any of the Liabilities.

T.   “Organizational Documents” means, with respect to any Person, certificates of existence or formation, documents establishing or governing the Person or evidencing or certifying that the Person is duly organized and validly existing in accordance with all applicable Legal Requirements, including all amendments, restatements, supplements or modifications to such certificates and documents as of the date of the Related Document referring to the Organizational Document and any and all future modifications thereto approved by the Lender.

U.   “Permitted Investments” means (1) readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition; (2) fully insured certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating in the United States of America having capital and surplus in excess of $500,000,000.00; and (3) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor’s Corporation or Moody’s Investors Service.

V.   “Person” means any individual, corporation, partnership, limited liability company, joint venture, joint stock association, association, Lender, business trust, trust, unincorporated organization, any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing or any other form of entity.

W.   “Pledgor” means any Person providing Collateral.

X.   “Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

Y.   “Related Documents” means this Agreement, the Notes, all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed in connection with this Agreement or with any of the Liabilities, including the Amended and Restated Line of Credit Note, the Amended and Restated Security Agreements and the Amended and Restated Guaranties, each of even date herewith, in each case, as the same may be amended, modified, supplemented or restated from time to time.

Z.   “Subsidiary” means, as to any particular Person (the “parent”), a Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of the date of determination, as well as any other Person of which fifty percent (50%) or more of the Equity Interests is at the time of determination directly or indirectly owned, Controlled or held, by the parent or by any Person or Persons Controlled by the parent, either alone or together with the parent.

AA.   “Xhibit” means Xhibit Corp.

BB.   “Xhibit Companies” means Xhibit and its direct and indirect Subsidiaries, but not including the Borrower.

2.2.
Interpretations. Whenever possible, each provision of the Related Documents shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements. If any provision of this Agreement cannot be enforced, the remaining portions of this Agreement shall continue in effect. In the event of any conflict or inconsistency between this Agreement and the provisions of any other Related Documents, the provisions of this Agreement shall control. Use of the term “including” does not imply any limitation on (but may expand) the antecedent reference. Any reference to a particular document includes all modifications, supplements, replacements, renewals or extensions of that document, but this rule of construction does not authorize amendment of any document without the Lender’s consent. Section headings are for convenience of reference only and do not affect the interpretation of this Agreement. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP. Whenever the Lender’s determination, consent, approval or satisfaction is required under this Agreement or the other Related Documents or whenever the Lender may at its option take or refrain from taking any action under this Agreement or the other Related Documents, the decision as to whether or not the Lender makes the determination, consents, approves, is satisfied or takes or refrains from taking any action, shall be in the sole and exclusive discretion of the Lender, and the Lender’s decision shall be final and conclusive.

3.	Conditions Precedent to Extensions of Credit.

3.1.
Conditions Precedent to Initial Extension of Credit under each of the Credit Facilities. Before the first extension of credit governed by this Agreement and any initial advance under any of the Credit Facilities, the Borrower and each Obligor shall deliver, or cause to be delivered, to the Lender, in form and substance satisfactory to the Lender:

A.   Loan Documents.  The Notes, and as applicable, the security agreements, the pledge agreements, financing statements, mortgages or deeds of trust, the guaranties, the subordination agreements, and any other opinions, certificates and documents which the Lender may require to give effect to the transactions described in this Agreement or the other Related Documents, including, without limitation, to create first priority Liens on all of the Borrower’s, its Subsidiaries’ and the Xhibit Companies’ Property;

B.   Organizational and Authorizing Documents.  The Organizational  Documents and  Authorizing Documents of the Borrower and any other Persons (other than the Lender) executing the Related Documents in form and substance satisfactory to the Lender that at a minimum: (i) document the due organization, valid existence and good standing of the Borrower and every other Person (other than the Lender) that is a party to this Agreement or any other Related Document; (ii) evidence that each Person (other than the Lender) which is a party to this Agreement or any other Related Document has the power and authority to enter into the transactions described therein; and (iii) evidence that the Person signing on behalf of each Person that is a party to the Related Documents (other than the Lender) is duly authorized to do so. With respect to Xhibit, the Authorizing Document must be from the Audit Committee of its Board of Directors and include the Audit Committee’s affirmative determination that the terms of the Credit Facility are fair to and in the best interests of the Obligors and the stockholders of Xhibit; and

C.   Payoff/Termination of Liens. The Borrower shall have delivered to the Lender, in form and substance acceptable to the Lender, pay off letters with respect to the repayment in full of the indebtedness described in Section 4.14, and the termination or assignment, as determined by the Lender, of all Liens on the Collateral in favor of any secured party (other than the Lender) concurrently with such prepayment.

D.   Fee.  The Borrower shall have paid to the Lender a fee in the amount of one percent (1%) of the maximum principal amount of the Credit Facilities, which fee may be deducted by the Lender from the first extension of credit under this Agreement.

3.2.	Conditions Precedent to Each Extension of Credit. Before any extension of credit governed by this Agreement, the following conditions must be satisfied:

A.   Representations. The representations of the Borrower and any other parties, other than the Lender, in this Agreement and the Related Documents are true on and as of the date of the request for and funding of the extension of credit;

B.   No Event of Default. No Default, event of Default or event that would constitute a Default or event of Default but for the giving of notice, the lapse of time or both, has occurred in any provision of this Agreement, the Notes or any other Related Documents and is continuing or would result from the extension of credit;

C.   Additional Approvals, Opinions, and Documents. The Lender has received any other approvals, opinions and documents as it may reasonably request;

D.   Lien Searches.  The Lender shall have received UCC lien searches with respect to each Obligor and such other lien searches with respect to each Obligor as the Lender may reasonably request and such lien searches indicate, among other things, that the assets of each such Obligor are free and clear of any Lien (except for Liens that will be terminated on the date hereof as required by Section 3.1C); and

E.   No Prohibition or Onerous Conditions. The making of the extension of credit is not prohibited by and does not subject the Lender, any Obligor, or any Subsidiary of the Borrower to any penalty or onerous condition under, any Legal Requirement.

F.   Notice of Borrowing.  The Lender shall have received from the Borrower a Notice of Borrowing, substantially in the form attached hereto as Exhibit 3F, detailing the amounts requested to be drawn under the Credit Facilities.  The Lender shall advance to the Borrower the applicable disbursements requested by the Borrower and approved by the Lender. Notices of Borrowing may be issued by the Borrower no more often than weekly.

G.   Limitation on Advances. Until the covenants set forth in Section 4.12C are fully satisfied, the amount available to the Borrower under the Credit Facilities shall be limited to the amount of the Credit Facilities outstanding on the day before the date of this Agreement, plus $2,000,000, plus the face amount of the obligation described in Section 4.14(a), less the fee payable to the Lender described in Section 3.1D.

4.	Affirmative Covenants. Each of the Borrower and the other Obligors agrees to do, and cause each of its respective Subsidiaries to do, each of the following:

4.1.
Insurance. Maintain insurance with financially sound and reputable insurers, with such insurance and insurers to be satisfactory to the Lender, covering its Property and business against those casualties and contingencies and in the types and amounts as are in accordance with sound business and industry practices, and furnish to the Lender, upon request of the Lender, reports on each existing insurance policy showing such information as the Lender may reasonably request together with appropriate loss payable endorsements in form and substance satisfactory to the Lender, naming the Lender as an additional insured and lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to above.

4.2.
Existence. (a) Maintain its legal existence and business operations as presently in effect in accordance with all applicable Legal Requirements, (b) maintain and preserve it full force and effect all other rights, franchises, licenses, permits certifications, approvals authorizations required by governmental authorities and all Legal Requirements necessary for the conduct its business, and (c) pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books and, at the Lender’s request, adequate funds or security has been pledged or reserved to insure payment.

4.3.	Financial Records. Maintain proper books and records of account accurately reflecting all financial transactions in accordance with GAAP and applicable Legal Requirements.

4.4.
Inspection. Permit the Lender, its agents and designees to: (a) inspect and photograph its Property, to examine and copy files, books and records (including, without limitation, all records, statements and account balances related to each deposit, securities or other account maintained by such Person, including the Excluded Account), and to discuss its business, operations, prospects, assets, affairs and financial condition with the Borrower’s, the other Obligor's or their Subsidiaries’ officers and accountants, at times and intervals as the Lender reasonably determines; (b) perform audits or other inspections of the Collateral (including, without limitation the Designated Accounts) and the Excluded Account(s), including all records, documents, statements, and account balances related to the foregoing; and (c) confirm with any Person any obligations and liabilities of the Person to the Obligors. The Borrower and the Obligors will, and will cause their respective Subsidiaries to cooperate with any inspection or audit. The Borrower will pay the Lender the reasonable costs and expenses of any audit or inspection of the Collateral (including fees and expenses charged internally by the Lender for asset reviews) promptly after receiving the invoice.

4.5.	Financial Reports. Furnish to the Lender whatever information, statements, books and records the Lender may from time to time reasonably request, including at a minimum:

A.   Furnish, or cause to be furnished, to the Lender the following financial reports for the Xhibit Companies, the Borrower and its Subsidiaries:

(1)           Within thirty (30) days after each non-quarter ending month, each of the following as of the end of such month: (a) consolidated balance sheet; (b) consolidated statement of operations (for the month and year-to-date) and (c) consolidated accounts payable and accounts receivable aging reports.

(2)           Within forty-five (45) days after the end of each quarter, each of the following:  (a) consolidated balance sheet as of the end of such quarter; (b) consolidated statement of operations (for the quarter and year-to-date); (c) consolidated statement of cash flows (for the quarter and year-to-date); (d) consolidated statement of stockholders equity (for the quarter and year-to-date); (e) a comparison of the financial statements described in clauses (a), (b), (c) and (d) with the comparable period in the prior year; and (f) consolidated accounts payable and accounts receivable aging reports.

(3)           Within ninety (90) days after each fiscal year, each of the following as of the end of such year: (a) consolidated balance sheet; (b) consolidated statement of operations; (c) statement of cash flows; (d) consolidated statement of stockholders equity; (e) a comparison of the financial statements described in clauses (a), (b), (c) and (d) with the prior year end; and (f) consolidated accounts payable and accounts receivable aging reports.

(4)           Within thirty (30) days after the end of each month, a rolling 13 week cash flow forecast and cash flow variance report of the Borrower and the Xhibit Companies that is in a form acceptable to Lender and consistent with previously provided forecasts.

(5)           Together with the financial statements delivered pursuant to Sections 4.5A(1), (2) and (3) above, a compliance certificate certified by Xhibit’s Chief Financial Officer.

B.   The financial reports described above in Sections 4.5A(1) shall be prepared in accordance with GAAP (excluding footnotes) and consistent with past practices.  The financial report described above in Section 4.5A(2) shall be prepared in accordance with GAAP and certified as correct by Xhibit’s Chief Financial Officer, in the same manner as the certification to the corresponding Form 10-Q. The financial reports described above in Section 4.5A(3) shall be prepared in accordance with GAAP and consistent with past practices; certified as correct by Xhibit’s Chief Financial Officer in the same manner as the certification to the corresponding Form 10-K, and audited by Xhibit’s independent certified public accountant.

C.   A consolidated business plan and a month by month projected operating budget, balance sheet and statement of cash flows of the Xhibit Companies, the Borrower and its Subsidiaries for the fiscal year ending December 31, 2014, and no later than December 31 of each of the Borrower’s fiscal years commencing with fiscal year ending December 31, 2015, a consolidated business plan and a month by month projected operating budget, balance sheet and statement of cash flows of the Xhibit Companies, the Borrower and its Subsidiaries.

4.6.
Notices of Claims, Litigation, Defaults, Events, etc. Promptly (A) inform the Lender in writing of: (1) all existing and all threatened litigation, claims, investigations, administrative proceedings and similar actions or changes in Legal Requirements affecting it which could materially affect its business, assets, affairs, prospects or financial condition; (2) the occurrence of any event which gives rise to the Lender’s right or option to terminate the Credit Facilities; (3) the institution of steps by it to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which it may have liability; (4) any reportable event or any prohibited transaction in connection with any employee benefit plan; (5) any additions to or changes in the locations of its businesses; (6) any alleged breach by the Lender of any provision of this Agreement or of any other Related Document; (7) any Default or event of Default by any Obligor of any of the Related Agreements, (8) any material change in accounting policies or financial reporting practices by the Borrower or any other Obligor; (9) the existence of any substantial dispute with any governmental authority in respect of any Legal Requirement; (10) any default or event of default under, or termination of, any contract, agreement, document or instrument to which it is a party which contract, agreement, document or instrument involves payment or receipt by the Borrower or any other Obligor thereunder of $100,000 or more in the aggregate (each a “Significant Contract”); (11) the receipt of any correspondence or notice by Xhibit from the Securities and Exchange Commission or to the Borrower or the other Obligors from any other governmental entity, including notices of income tax audits (and provide to the Lender a copy thereof unless doing so would result in a loss of privilege); (12) any determination by Xhibit to change its certified public accountants or any determination by the Borrower or any other Obligor to engage, directly or indirectly, any consultants or similar professional advisors if the fees in connection with such engagement are expected to exceed $100,000; and (13) such other data and information as from time to time may be reasonably requested by Lender, and (B) after request by the Lender, provide copies of any audit reports, management letters or recommendations submitted to the board of directors or other management group or any audit committee of the board of directors or other management group of the Borrower or any other Obligor by independent accountants in connection with the accounts or books of the Borrower or such Obligor.

Each notice pursuant to this Section 4.6 shall be accompanied by a statement of a senior executive officer of the Borrower setting forth in reasonable detail the occurrence referred to therein and stating what action the Borrower or the applicable Obligor has taken and/or proposes to take with respect thereto.

4.7.
Legal Requirements; Agreements. Comply with all Legal Requirements applicable to it and all material terms and conditions of all agreements, documents or instruments, whether now or hereafter existing, between it and any other Person, including without limitation, the Ground Lease.

4.8.
Title to and Maintenance of Assets and Property. Maintain good and marketable title to all of its Properties, and defend them against all claims and demands of all Persons at any time claiming any interest in them, and maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good order and condition, subject to wear and tear in the ordinary course of the business, and not permit any waste of any of those properties or equipment.

4.9.
Additional Assurances. Promptly make, execute and deliver any and all agreements, documents, instruments and other records that the Lender may request to evidence any of the Credit Facilities, cure any defect in the execution and delivery of any of the Related Documents, perfect any Lien, comply with any Legal Requirement applicable to the Lender or the Credit Facilities or describe more fully particular aspects of the agreements set forth or intended to be set forth in any of the Related Documents.

4.10.
Employee Benefit Plans. Maintain each employee benefit plan as to which it may have any liability, in compliance with all Legal Requirements, including the requirements of ERISA and the Internal Revenue Code, cause each employee benefit plan qualified under Code Section 401(a) to maintain such qualification, and (c) make all required contributions to any employee benefit plan subject to Code Section 412.

4.11.	Banking Relationship. Establish and maintain all of its banking depository and disbursement relationships with the Designated Bank.

4.12.	Control Agreements; Cash Sweeps.

A.   BACAs/Shifting Control Agreements.  The Borrower and the other Obligors shall enter into with the Lender and the Designated Bank blocked account control agreements/shifting account control agreements, in form and substance acceptable to Lender, on all bank accounts (including the Designated Accounts and any other lock box and deposit accounts of the Borrower, its Subsidiaries and the Xhibit Companies, other than the Excluded Accounts) (each such account, a "Cash Collateral Account" and, collectively, the "Cash Collateral Accounts"), for the benefit of the Lender, to the extent such agreements are not already in place pursuant to the Original Agreement or to the extent that such current agreements expire or are otherwise terminated.  The Borrower and the other Obligors shall, and shall cause their respective Subsidiaries to, direct all customers, account debtors (as defined in the Uniform Commercial Code as in effect in the State of Arizona) and other persons owing money to the Borrower, the other Obligors and their Subsidiaries who make payments by electronic transfer of funds to wire such funds directly to the applicable Cash Collateral Account.

B.           Cash Sweeps.  The Borrower and the other Obligors hereby acknowledge and agree that the Lender may, and hereby authorize the Lender to, apply any amounts held in the Cash Collateral Accounts in excess of $5,000,000 in the aggregate across all Cash Collateral Accounts to the outstanding balance of the Liabilities on a daily basis (the "Cash Sweeps"); provided that beginning December 15, 2014, the threshold for the Cash Sweeps shall automatically reduce to $500,000.  The Borrower and the other Obligors shall, by no later than the date that is thirty (30) days after the date of this Agreement, establish with the Designated Bank and the Lender a mechanism to institute the Cash Sweeps with respect to Cash Collateral Accounts for which a Cash Sweep is not currently in place pursuant to the Original Agreement, which shall be acceptable to the Lender in its sole discretion.  Neither the Borrower nor the other Obligors shall, nor shall they cause or permit their Subsidiaries to, open any new deposit account, securities account or investment account unless (a) the Borrower shall have given at least thirty (30) days prior written notice to the Lender, and (b) such bank, depository institution or securities intermediary at which such account is to be maintained shall have first entered into an account control agreement in form and substance satisfactory to the Lender.

D.           Perfection of Security Interest in Gift Card Inventory.  In addition, within thirty (30) days after the date of this Agreement, the Borrower, the other Obligors and their Subsidiaries, and the Lender shall enter into an agreement and arrangement satisfactory to the Lender in its sole discretion for the Lender to perfect its first priority lien and security interest in the gift card inventory.

4.13.
Key Man Life Insurance.  Xhibit shall obtain and maintain, at the expense of Xhibit, key man life insurance on the life of Kevin Weiss in the amount of not less than $12,650,000 from a financially sound and reputable insurer (the "Key Man Policy"), and shall execute, and cause such insurer to execute, a Life Insurance Collateral Assignment with respect thereto in favor of the Lender and use best efforts to obtain the agreement of such insurer to pay any and all proceeds thereof directly to the Lender.  The Key Man Policy shall be in form and substance satisfactory to the Lender, and Xhibit shall not amend or otherwise change the Key Person Policy in any way without the prior written consent of the Lender.  Xhibit shall deliver to the Lender a copy of the Key Man Policy and evidence of payment of all premiums therefor.  Xhibit hereby directs all insurers under the Key Man Policy to pay any and all proceeds thereof directly to the Lender and irrevocably makes, constitutes and appoints the Lender (and all officers, employees or agents designated by the Lender) as its true and lawful attorney-in-fact for the purpose of making, settling and adjusting claims as to the Key Man Policy, endorsing the name of the Xhibit on any check, draft, instrument or other item of payment pertaining to the proceeds or other property received by Xhibit or the Lender pursuant to the Key Man Policy and for making all determinations and decisions with respect to the Key Man Policy.  The Key Man Policy shall provide for at least thirty (30) days’ prior written cancellation notice to the Lender.  If Xhibit fails to obtain insurance as hereinabove provided, or to keep the same in force, the Lender, if the Lender so elects, may obtain such insurance and pay the premium therefor on behalf of Xhibit, and charge Xhibit or the other Obligors therefor and such expenses so paid shall be part of the Liabilities, or, at the Lender’s option, shall be paid to the Lender for its benefit immediately upon demand.  The Obligor's acknowledge and agree that the costs of the insurance may be more than the cost of the insurance Xhibit may be able to obtain on its own.

4.14.
Use of Proceeds. Use the proceeds of the Credit Facilities to (a) pay in full all obligations to JPMorgan Chase Bank, N.A. pursuant to that certain Amended and Restated Credit Agreement, dated September 18, 2013, as amended; (b) pay the fee to the Lender as provided in Section 3.1D; and (c) for the general working capital purposes of the Borrower, its Subsidiaries and the Xhibit Companies.

4.15.
Additional Security. Grant to the Lender from time to time Liens in and upon such of its assets and properties (including, without limitation and within ten (10) Business Days after any acquisition of any fee or leasehold interest in any real property by any Obligor, a mortgage or deed of trust with respect thereto), and as may be requested from time to time by the Lender.  Such Liens shall be granted pursuant to documentation in form and substance reasonably satisfactory to the Lender and shall constitute valid and perfected first priority security interests and Liens, subject to no other Liens.

4.16.	Board Observation Rights.

A.   For so long as the Liabilities remain outstanding, the Lender shall have the right to appoint an individual (the “Observation Party”) to observe meetings and action of  Xhibit's board of directors as set forth in this Section 4.16.  When the Lender desires to exercise such right, it shall notify Xhibit of the identity of such Observation Party.  Xhibit shall have the right to require the Observation Party to execute, as a condition precedent, the standard form of Non-Disclosure Agreement previously presented to and approved by Lender.

B.   The board of directors of Xhibit shall hold general meetings at least four (4) times in each calendar year for the purpose of discussing the business and operations of Xhibit and its respective Subsidiaries, including, without limitation, the Borrower. At least three (3) such meetings each calendar year shall be held in person at Xhibit's principal place of business.  Xhibit shall notify the Observation Party of the date and time for each general or special meeting of Xhibit's board of directors (or any committee thereof) or of the adoption of any resolutions by any such body or committee thereof by written consent at the time notice is provided to the outside directors of Xhibit, and concurrently deliver to each Observation Party any materials delivered to directors of Xhibit, including a draft of any resolutions proposed to be adopted by written consent.  The Observation Party shall be free during the period prior to the meeting to contact the directors of Xhibit and discuss the pending actions to be taken.

C.   The Observation Party shall be entitled to, or to select one (1) representative to, attend and participate (but not vote) in all meetings of the board of directors, (including any committee thereof) of Xhibit, including telephonic meetings.  The Observation Party (or its representative) shall be entitled to receive all written materials and other information given to the participants in such meetings.

D.   Notwithstanding anything set forth above to the contrary, at no time shall the Observation Party be allowed to observe or participate in a meeting (or be allowed to receive materials) if his or her presence there at (or receipt thereof) would violate any fiduciary duty of the board of directors (or a committee thereunder) or adversely impact any attorney-client privilege.

5.	Negative Covenants.

5.1.	GAAP. Unless otherwise noted, the financial requirements set forth in this section will be computed in accordance with GAAP.

5.2.	Negative Covenants. Without the written consent of the Lender, neither the Borrower nor the other Obligors will, and will not permit any of their respective Subsidiaries to:

A.   Distributions. Redeem, retire, purchase or otherwise acquire, directly or indirectly, any of its Equity Interests, return any contribution to an Equity Owner or, other than stock dividends and dividends paid to the Borrower, declare or pay any Distributions; provided, however, that if there is no existing Default under this Agreement or any other Related Document and to do so will not cause a Default under any of such agreements, the Borrower, the Xhibit Companies and any Subsidiary of the Borrower may pay Distributions to its Equity Owners sufficient in amount to pay their income tax obligations attributable to such entity’s taxable income if the Borrower is a sub S corporation, limited liability company or partnership.

B.   Sale of Equity Interests. Issue, sell or otherwise dispose of its Equity Interests, except that Xhibit may grant restricted stock awards and stock options to employees, directors and consultants.

C.   Debt. (1) Incur, contract for, assume, or permit to remain outstanding, indebtedness for borrowed money, installment obligations, or obligations under capital leases or operating leases, other than (a) unsecured trade debt incurred in the ordinary course of business, (b) indebtedness owing to the Lender, (c) indebtedness reflected in its latest financial statement furnished to the Lender prior to execution of this Agreement and that is not to be repaid pursuant to Section 4.14 of this Agreement, and (d) indebtedness outstanding as of the date hereof that has been disclosed to the Lender in writing; or (2) modify the terms of any indebtedness for borrowed money permitted under clause (1) above, except to convert the indebtedness shown on its latest financial statement to equity at terms approved by the Board of Directors of Xhibit; or (3) prepay principal or interest on any indebtedness for borrowed money permitted under clause (1); provided, however, the Borrower or any other Obligor may incur indebtedness pursuant to a capital lease so long as the aggregate principal amount of such indebtedness does not exceed $100,000 at any one time and the incurrence of such indebtedness is consistent in all respects with the projected operating budget delivered by the Obligors pursuant to Section 4.5C.

D.   Guaranties. Guarantee or otherwise become or remain secondarily liable on the undertaking of another, except for endorsement of drafts for deposit and collection in the ordinary course of business and except for guaranties to suppliers in the ordinary course of business approved by Lender in advance.

E.   Liens.  Create or permit to exist any Lien on any of its Property except: (a) existing Liens known to and approved by the Lender, Liens in favor of the Lender, (b) Liens incurred in connection with capital leases to the extent permitted by Section 5.2C, provided such Liens shall not cover any Property or assets of the Obligors other than the Property or asset that is subject to the capital lease, and (d) Liens incurred in the ordinary course of business securing current non-delinquent liabilities for taxes, worker’s compensation, unemployment insurance, social security and pension liabilities.

F.   Use of Proceeds.  Use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, for: (1) any personal, family or household purpose; or (2) the purpose of “purchasing or carrying any margin stock” within the meaning of Federal Reserve Board Regulation U. At the Lender’s request, it will furnish a completed Federal Reserve Board Form U-1.

G.   Continuity of Operations. (1) Engage in any business activities substantially different from those in which it is presently engaged; (2) cease operations, liquidate, merge, transfer, acquire or consolidate with any other Person (except that Xhibit may engage in any merger or acquisition in which (i) the shareholders of Xhibit immediately prior to the merger or acquisition hold a majority of the outstanding voting equity after the merger or acquisition; (ii) the merger or acquisition does not involve the assumption of any indebtedness other than payables in the ordinary course of business; and (iii) the merger or acquisition is a stock for stock exchange whereby the entity acquired by Xhibit shall enter into a guarantee and security agreement with Lender), change its name, dissolve, or sell any assets out of the ordinary course of business; (3) enter into any arrangement with any Person providing for the leasing by it of Property which has been sold or transferred by it to such Person; or (4) change its business organization, the jurisdiction under which its business organization is formed or organized, or its chief executive office, or any places of its businesses.

H.   Limitation on Negative Pledge Clauses. Enter into or suffer to exist any agreement or restriction that, directly or indirectly, prohibits or conditions the creation, incurrence or assumption of any Lien upon or with respect to any part of its Property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing.

I.   Conflicting Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of its obligations under this Agreement or any of the other Related Documents.

J.   Transfer of Ownership.  Permit (i) any pledge of or grant of any Liens on (a) any Equity Interest in it, except with respect to Equity Interests in Xhibit, or (b) any Equity Interests owned by it or (ii) any sale or other transfer of (a) any Equity Interest in it, except in the case of Equity Interests in Xhibit, or (b) any Equity Interests owned by it.

K.   Limitation on Loans, Advances to and Investments in Others and Receivables from Others. Purchase, hold or acquire any Equity Interest or evidence of indebtedness of, make or permit to exist any loans or advances to, permit to exist any receivable from, or make or permit to exist any investment or acquire any interest whatsoever in, any Person, except: (1) extensions of trade credit to customers in the ordinary course of business on ordinary terms; (2) Permitted Investments; and (3) loans, advances, investments and receivables existing as of the date of this Agreement that have been disclosed to and approved by the Lender in writing and that are not to be paid with proceeds of borrowings under the Credit Facilities.

L.   Organizational Documents. Alter, amend or modify any of the Organizational Documents of the Borrower, the Xhibit Companies or any Subsidiary of the Borrower except for changes which authorize the issuance of preferred stock which shall be used to repay the Lender.

M.   Government Regulation. (1) Be or become subject at any time to any Legal Requirement or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Lender from making any advance or extension of credit to it or from otherwise conducting business with it, or (2) fail to provide documentary and other evidence of its identity as may be requested by the Lender at any time to enable the Lender to verify its identity or to comply with any applicable Legal Requirement.

N.   Subsidiaries. Form, create or acquire any Subsidiary unless the Subsidiary enters into a security agreement and guarantee with the Lender.

O.   Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of any Obligor other than arm’s-length transactions with Affiliates that are otherwise permitted hereunder.

6.	Representations.

6.1.
Representations and Warranties by the Obligors. To induce the Lender to enter into this Agreement and to extend credit or other financial accommodations under the Credit Facilities, each of the Borrower and the other Obligors represents and warrants as of the date of this Agreement and as of the date of each request for credit under the Credit Facilities, that each of the following statements is and shall remain true and correct throughout the term of this Agreement and until all Credit Facilities and all Liabilities under the Notes and other Related Documents are paid in full, subject to those matters set forth in a written schedule delivered by the Borrower to and approved by the Lender, in its sole and absolute discretion:

(a) It is (i) duly organized, validly existing and in good standing in its jurisdiction of organization and its principal residence or chief executive office is at the address set forth herein and (ii) duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or conduct of the business requires such qualification, and is in compliance with all laws.

 (b) Its name as it appears in this Agreement or the applicable Related Documents is its exact name as it appears in its Organizational Documents.

(c) The execution and delivery of this Agreement and the other Related Documents by the Borrower and/or any other Obligor party thereto, and the performance of the obligations they impose, (i) do not violate any Legal Requirement, (ii) conflict with any agreement, document or instrument by which the Borrower or any Obligor or any Property of the Borrower or such Obligor is bound, (iii) require the consent or approval of any other Person or (iv) except for the Liens granted in favor of the Lender pursuant to the Related Documents, result in or require the creation or imposition of any Lien upon any of its Properties, revenues or assets.

(d) This Agreement and the other Related Documents have been duly authorized, executed and delivered by all parties thereto (other than the Lender) and are valid and binding agreements of those Persons, enforceable according to their terms, except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(e) All balance sheets, profit and loss statements, and other financial statements and other information furnished to the Lender in connection with the Liabilities are accurate and fairly reflect the financial condition of the Persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates.

(f) No litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) is pending or threatened against it or any of its Subsidiaries, and no other event has occurred which may in any one case or in the aggregate materially adversely affect it or any of its Subsidiaries' financial condition, properties, business, affairs, prospects or operations.

(g)  It and each of its Subsidiaries have timely filed all federal, state, local and foreign tax returns and reports required to be filed by it and has paid, prior to the date on which penalties would attach thereto or a Lien would attach to any of its or its Subsidiaries' properties if unpaid, all taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than those that are not yet delinquent or that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP.  Such returns accurately reflect in all material respects all liability for taxes of the Borrower, each Obligor and each of their Subsidiaries for the periods covered thereby.  There is no ongoing audit or examination or, to the knowledge of any Obligor, other investigation by any governmental authority of the tax liability of any of the Obligors or its Subsidiaries, and there is no material unresolved claim by any governmental authority concerning the tax liability of any Obligor or any of its Subsidiaries for any period for which tax returns have been or were required to have been filed.  Neither any Obligor nor any of its Subsidiaries has waived or extended or has been requested to waive or extend the statute of limitations relating to the payment of any taxes

(h) Neither the Borrower nor any other Obligor is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i) Neither the Borrower nor any other Obligor is an a “holding company”, or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(j) There are no defenses or counterclaims, offsets or adverse claims, demands or actions of any kind, personal or otherwise, that the Borrower or any other Obligor could assert with respect to this Agreement or the Credit Facilities.

(k) It and its Subsidiaries own, or is licensed to use, all trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses, technology, know-how and processes and other intellectual property rights  necessary for the conduct of the Borrower's, such Obligor's and such Subsidiary's business as currently conducted.

(l) The execution and delivery of this Agreement and the other Related Documents by each Obligor to which it is a party and the performance of the obligations they impose, (i) are within such Obligor's powers (including, without limitation, all corporate or limited liability company power), (ii) have been duly authorized by all necessary action of such Obligor's governing body, and (iii) do not contravene the terms of such Obligor's Organizational Documents or other agreement or document governing its affairs.

(m)  No consent, approval, authorization or other action by, notice to, or registration or filing with, any governmental authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by the Borrower or any other Obligor of this Agreement or any of the other Related Documents to which it is or will be a party or the legality, validity or enforceability hereof or thereof, other than (i) filings of Uniform Commercial Code financing statements, intellectual property security agreements and other instruments and actions necessary to perfect the Liens created by the Related Documents, (ii) consents, authorizations and filings that have been (or on or prior to the date hereof will have been) made or obtained and that are (or on the date hereof will be) in full force and effect.  Each of the Obligors and its Subsidiaries has, and is in good standing with respect to, all governmental approvals, licenses, permits and authorizations necessary to conduct its business as presently conducted and to own or lease and operate its properties.

(n)  It and its Subsidiaries (i) has good and marketable title to all real property owned by it, (ii) holds interests as lessee under valid leases in full force and effect with respect to all leased real and personal property used in connection with its business, including without limitation, the real property subject to the Ground Lease, and (iii) has good title to all of its other properties and assets reflected on its balance sheet, in each case free and clear of all Liens.  No Obligor nor any of its Subsidiaries is in default or alleged to be in default with respect to any of its material obligations under any such lease of real property, including without limitation the Ground Lease and to the knowledge of each Obligor, no party, other than any Obligor or any of its Subsidiaries, is in default with respect to such party’s material obligations under any such lease.  Each such real property lease, including without limitation, the Ground Lease, is valid, binding and enforceable in accordance with its terms and remains in full force and effect.

(o) It and each of its Subsidiaries is in compliance with all Legal Requirements applicable to it and all material terms and conditions of all other agreements, documents or instruments, whether now or hereafter existing, between it and any other Person, including without limitation, the Ground Lease.

7.	Default/Remedies.

7.1.	Events of Default/Acceleration. If any of the following events occurs (each a “Default”), the Notes shall become due immediately, without notice, at the Lender’s option:

A.   Any Obligor fails to pay when due any of the Liabilities or any other debt to any Person, or any amount payable with respect to any of the Liabilities, or under any Note, any other Related Document, or any agreement or instrument evidencing other debt to any Person.

B.   Any Obligor or any Pledgor: (i) fails to observe or perform or otherwise violates any other term, covenant, condition or agreement of any of the Related Documents; (ii) makes any materially incorrect or misleading representation, warranty, or certificate to the Lender; (iii) makes any materially incorrect or misleading representation in any financial statement or other information (excluding forecasts) delivered to the Lender; or (iv) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than the debt evidenced by the Related Documents), and the effect of such default will allow the creditor to declare the debt due before its stated maturity.

C.   In the event (i) there is a default under the terms of any Related Document, (ii) any Obligor terminates or revokes or purports to terminate or revoke its guaranty or any Obligor’s guaranty becomes unenforceable in whole or in part, (iii) any Obligor fails to perform promptly under its guaranty, or (iv) any Obligor fails to comply with, or perform under any agreement, now or hereafter in effect, between the Obligor and the Lender, or any Affiliate of the Lender or their respective successors and assigns.

D.   There is any material loss, theft, damage, or destruction of any Collateral not covered by insurance or the Lender ceases to have a first-priority security interest in any of the Collateral.

E.   Any event occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of any Obligor or any Subsidiary of any Obligor.

F.   Any Obligor or any of its Subsidiaries or any Pledgor: (i) becomes insolvent or unable to pay its debts as they become due; (ii) makes an assignment for the benefit of creditors; (iii) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its Property; (iv) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws; (v) conceals or removes any of its Property, with intent to hinder, delay or defraud any of its creditors; (vi) makes or permits a transfer of any of its Property, which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (vii) makes a transfer of any of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid.

G.   A custodian, receiver, or trustee is appointed for any Obligor or any of its Subsidiaries or any Pledgor or for a substantial part of their respective Property.

H.   Any Obligor or any of its Subsidiaries, without the Lender’s written consent: (i) liquidates or is dissolved; (ii) merges or consolidates with any other Person; (iii) leases, sells or otherwise conveys its assets having a value in excess of $100,000 outside the ordinary course of its business or sells, transfers, disposes or otherwise conveys any Equity Interests of any Subsidiary directly or indirectly owned by it; (iv) leases, purchases, or otherwise acquires assets of any other Person having a value in excess of $100,000, except in the ordinary course of its business or except as permitted by Section 5.2G; or (v) agrees to do any of the foregoing; provided, however, that any Subsidiary of an Obligor may merge or consolidate with any other wholly-owned Subsidiary of that Obligor, or with the Obligor, so long as the Obligor is the survivor.

I.   Proceedings are commenced under any bankruptcy, reorganization, liquidation, or similar laws against any Obligor or any of its Subsidiaries or any Pledgor and remain undismissed for thirty (30) days after commencement; or any Obligor or any of its Subsidiaries or any Pledgor consents to the commencement of those proceedings.

J.   Any judgment in an amount greater than $100,000 is entered against any Obligor or any of its Subsidiaries, or any attachment, seizure, sequestration, levy, or garnishment is issued against any Property of any Obligor or any of its Subsidiaries or of any Pledgor or any Collateral.

K.   Any material adverse change occurs in: (i) the reputation, Property, financial condition, business, assets, affairs, prospects, liabilities, or operations of any Obligor or any of its Subsidiaries; (ii) any Obligor’s or Pledgor’s ability to perform its obligations under the Related Documents; or (iii) the Collateral.

L.   A Change in Control occurs.

M.   There occurs any default or event of default under any Significant Contract that is not cured within any applicable notice and/or cure period to which an Obligor or any of its Subsidiaries, or its properties, is bound, including any agreement, document or instrument evidencing any indebtedness.

N.   Any Obligor fails to comply in any material respect with any Legal Requirement, including any failure by Xhibit to timely comply with the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1934, as amended; provided that notwithstanding anything to the contrary contained in this Agreement, the matters described in Xhibit’s Form 8-K, filed with the Securities and Exchange Commission on April 16, 2014, shall not constitute a Default or a violation of any covenant set forth in this Agreement.

7.2.
Remedies. At any time after the occurrence of a Default, the Lender may do one or more of the following: (a) cease permitting the Borrower to incur any Liabilities; (b) terminate any commitment of the Lender evidenced by any of the Notes; (c) declare any of the Notes to be immediately due and payable, without notice of acceleration, presentment and demand or protest or notice of any kind, all of which are hereby expressly waived; (d) exercise all rights of setoff that the Lender may have contractually, by law, in equity or otherwise; and (e) subject to Section 7.3, exercise any and all other rights pursuant to any of the Related Documents, at law, in equity or otherwise, including without limitation, the Uniform Commercial Code; provided, however, in the case of a Default of the type described in Section 7.1F, all Liabilities, including without limitation those Liabilities under the Notes, shall be immediately due and payable and this Agreement and the Related Documents, and the obligations of the Lender to make additional extensions of credit hereunder or thereunder shall be deemed terminated.

A.   Generally. The rights of the Lender under this Agreement and the other Related Documents are in addition to other rights (including without limitation, the right to seek the appointment of a trustee or receiver and all other rights of setoff) the Lender may have contractually, by law, in equity or otherwise, all of which are cumulative and hereby retained by the Lender. Each Obligor agrees to stand still with regard to the Lender’s enforcement of its rights, including taking no action to delay, impede or otherwise interfere with the Lender’s rights to realize on any Collateral.

B.   Expenses. To the extent not prohibited by applicable Legal Requirements and whether or not the transactions contemplated by this Agreement are consummated, the Borrower is liable to the Lender and agrees to pay on demand all reasonable costs and expenses of every kind incurred (or charged by internal allocation) in connection with the negotiation, preparation, execution, filing, recording, modification, supplementing and waiver of this Agreement and the Related Documents, the making, servicing and collection of the Credit Facilities, the realization on any Collateral and any other amounts owed under the Related Documents, and for any other services provided by the Borrower or its Affiliates to the Lender, including without limitation reasonable attorneys’ fees and court costs. These costs and expenses include without limitation any costs or expenses incurred by the Lender in any bankruptcy, reorganization, insolvency or other similar proceeding involving any Obligor, Pledgor, or Property of any Obligor, Pledgor, or Collateral. The obligations of the Borrower under this Section shall survive the termination of this Agreement.  Notwithstanding the foregoing, no reimbursement of expenses shall be required with respect to the Lender’s out-of-pocket costs and expenses and attorneys’ fees incurred in connection with the preparation and execution of this Agreement, which are covered by the fee described in Section 3.1D.

C.   Lender’s Right of Setoff.  Each Obligor grants to the Lender a Lien in the Deposits, and the Lender is authorized to setoff and apply all Deposits, Securities and Other Property, and Lender Debt against any and all Liabilities. This right of setoff may be exercised at any time from time to time after the occurrence of any Default, without prior notice to or demand on the Borrower or any other Obligor and regardless of whether any Liabilities are contingent, unmatured or unliquidated. In this paragraph: (a) the term “Deposits” means any and all accounts and deposits of the Borrower and the other Obligors (whether general, special, time, demand, provisional or final), including, those maintained at any time at the Designated Bank (including all Deposits held jointly with another, but excluding any IRA or Keogh Deposits, or any trust Deposits in which a security interest would be prohibited by any Legal Requirement); (b) the term “Securities and Other Property” means any and all securities and other personal Property of the Borrower or any other Obligor in the custody, possession or control of the Lender or its Subsidiaries and Affiliates (other than Property held by such parties in a fiduciary capacity); and (c) the term “Lender Debt” means all indebtedness at any time owing by the Lender, to or for the credit or account of the Borrower or any Obligor and any claim of the Borrower or any Obligor (whether individual, joint and several or otherwise) against the Lender now or hereafter existing.

8.	Miscellaneous.

A.   Notice. Any notices and demands under or related to this Agreement shall be in writing and delivered to the intended party at its address stated in this Agreement, by one of the following means: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand; (b) on the Delivery Day after the day of deposit with a nationally recognized courier service; or (c) on the third Delivery Day after the notice is deposited in the mail. “Delivery Day” means a day other than a Saturday, a Sunday or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of the change in the manner provided in this provision.

8.2.
No Waiver. No delay on the part of the Lender in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Lender of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. The making of an advance during the existence of any Default or subsequent to the occurrence of a Default or when all conditions precedent have not been met shall not constitute a waiver of the Default or condition precedent. No waiver or indulgence by the Lender of any Default is effective unless it is in writing and signed by the Lender, nor shall a waiver on one occasion bar or waive that right on any future occasion.

8.3.
Integration; Severability. This Agreement, the Notes, and the other Related Documents embody the entire agreement and understanding between the Borrower, the other Obligors and the Lender and supersede all prior agreements and understandings relating to their subject matter, including the Original Agreement. If any one or more of the obligations of the Borrower or any Obligor under this Agreement, the Notes, or the other Related Documents or any provision thereof is held to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower and the other Obligors and the remaining provisions shall not in any way be affected or impaired; and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of such obligations or provisions in any other jurisdiction.

8.4.	Joint and Several Liability. Each party executing this Agreement as the Borrower is individually, jointly and severally liable under this Agreement.

8.5.
Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona (without giving effect to its laws of conflicts). Each of the Borrower and the other Obligor agrees that any legal action or proceeding with respect to any of its obligations under this Agreement may be brought by the Lender in any state or federal court located in the State of Arizona, as the Lender in its sole discretion may elect. By the execution and delivery of this Agreement, each Obligor submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. Each Obligor waives any claim that the State of Arizona is not a convenient forum or the proper venue for any such suit, action or proceeding.

8.6.
Survival of Representations and Warranties. Each Obligor understands and agrees that in extending the Credit Facilities, the Lender is relying on all representations, warranties, and covenants made by such Obligor in this Agreement, the Related Documents or in any certificate or other instrument delivered by such Obligor to the Lender under this Agreement or in any of the other Related Documents. Each Obligor further agrees that regardless of any investigation made by the Lender, all such representations, warranties and covenants will survive the making of the Credit Facilities and delivery to the Lender of this Agreement, shall be continuing in nature, and shall remain in full force and effect until such time as the Liabilities shall be paid in full.

8.7.
Non-Liability of the Lender. The relationship between the Borrower and the other Obligors on one hand and the Lender on the other hand shall be solely that of obligor and lender. The Lender shall have no fiduciary responsibilities to the Borrower or any other Obligor. The Lender undertakes no responsibility to the Borrower or any other Obligor to review or inform the Borrower or such Obligor of any matter in connection with any phase of the Borrower’s or such Obligor's business or operations.

8.8.
Indemnification and Release of the Lender. Each of the Borrower and the other Obligors agrees to and shall indemnify, defend and hold the Lender, its parent companies, Subsidiaries, Affiliates, their respective successors and assigns and each of their respective shareholders, directors, officers, employees and agents (collectively, the “Indemnified Persons”) harmless from any and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, interest, penalties, attorneys’ fees (including the fees and expenses of any attorneys engaged by the Indemnified Person) and amounts paid in settlement (“Claims”) to which any Indemnified Person may become subject arising out of or relating to the Credit Facilities, the Liabilities under this Agreement or any other Related Documents or the Collateral, except to the limited extent that the Claims are proximately caused by the Indemnified Person’s gross negligence or willful misconduct. The indemnification provided for in this paragraph shall survive the termination of this Agreement and shall not be affected by the presence, absence or amount of or the payment or nonpayment of any claim under, any insurance.

The Borrower acknowledges that as of the date of this Agreement it has no offsets with respect to all amounts owed by the Borrower to the Lender arising under or related to the Original Agreement or any other Related Document executed in connection therewith on or prior to the date of this Agreement. The Borrower and the other Obligors, fully, finally and forever, jointly and severally, release and discharge the Lender, its successors and assigns and their respective managers, members, directors, officers, employees, agents and representatives (each a "Released Party") from any and all claims, causes of action, debts, demands and liabilities, of whatever kind or nature, in law or in equity, of the Borrower or the other Obligors, whether now known or unknown to them, which may have arisen in connection with the Original Agreement or the actions or omissions of any Released Party related to the Original Agreement on or prior to the date hereof.

8.9.
Counterparts. This Agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same agreement.

8.10.
Advice of Counsel. Each of the Borrower and the other Obligors acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and all other Related Documents.

8.11.
Recovery of Additional Costs. If the imposition of or any change in any Legal Requirement, or the interpretation or application of any thereof by any court or administrative or governmental authority (including any request or policy not having the force of law) shall impose, modify, or make applicable any taxes (except federal, state, or local income or franchise taxes imposed on the Lender), or other obligations which would (a) increase the cost to the Lender for extending, maintaining or funding the Credit Facilities, (b) reduce the amounts payable to the Lender under the Credit Facilities, or (c) reduce the rate of return on the Lender’s capital as a consequence of the Lender’s obligations with respect to the Credit Facilities, then the Borrower agrees to pay the Lender such additional amounts as will compensate the Lender therefor, within five (5) days after the Lender’s written demand for such payment. The Lender’s demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by the Borrower, which explanation and calculations shall be conclusive in the absence of manifest error.

8.12.
Fee for Expenses. The Borrower agrees to pay the Lender the fee described in Section 3.1D in part to cover the Lender’s out-of-pocket costs and expenses and attorneys’ fees incurred in connection with the preparation and execution of this Agreement.  The fee is in addition to the payment and reimbursement obligations set forth in Section 7.2B.

8.13.
Reinstatement. Each of the Borrower and the other Obligors agrees that to the extent any payment or transfer is received by the Lender in connection with the Liabilities, and all or any part of the payment or transfer is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid or transferred by the Lender or paid or transferred over to a trustee, receiver or any other entity, whether under any proceeding or otherwise (any of those payments or transfers is hereinafter referred to as a “Preferential Payment”), then this Agreement, the Notes and the applicable Related Documents shall continue to be effective or shall be reinstated, as the case may be, even if all those Liabilities have been paid in full and whether or not the Lender is in possession of the Notes and whether any of the Notes has been marked, paid, released or cancelled, or returned to the Borrower and, to the extent of the payment, repayment or other transfer by the Lender, the Liabilities or part intended to be satisfied by the Preferential Payment shall be revived and continued in full force and effect as if the Preferential Payment had not been made. The obligations of the Borrower and the other Obligors under this section shall survive the termination of this Agreement.

8.14.
Assignments. Each of the Borrower and the other Obligors agrees that the Lender may provide any information or knowledge the Lender may have about the Borrower or such Obligors or about any matter relating to the Credit Facilities, the Notes or the other Related Documents to any of its Subsidiaries or Affiliates or their successors or to any one or more purchasers or potential purchasers of the Credit Facilities, the Notes or the Related Documents; provided that the Lender agrees not to transfer the Credit Facilities, the Notes or the Related Documents to any Person other than a Subsidiary or Affiliate without the prior consent of the Borrower. Each of the Borrower and the other Obligors agrees that the Lender may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in the Notes to one or more purchasers whether or not related to the Lender.

8.15.
Waivers. To the maximum extent not prohibited by applicable Legal Requirements, each Obligor waives (a) any right to receive notice of the following matters before the Lender enforces any of its rights: (i) any demand, diligence, presentment, dishonor and protest, or (ii) any action that the Lender takes regarding any Person, any Collateral, or any of the Liabilities, that it might be entitled to by law or under any other agreement; (b) any right to require the Lender to proceed against the Borrower, any other Obligor or any Collateral, or pursue any remedy in the Lender’s power to pursue; (c) any defense based on any claim that any Obligor’s obligations exceed or are more burdensome than those of the Borrower; (d) the benefit of any statute of limitations affecting liability of any Obligor or the enforcement hereof; (e) any defense arising by reason of any disability or other defense of the Borrower or by reason of the cessation from any cause whatsoever (other than payment in full) of the obligation of the Borrower for the Liabilities; and (f) any defense based on or arising out of any defense that the Borrower may have to the payment or performance of the Liabilities or any portion thereof. Each Obligor consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or any part of any Collateral, to the addition of any other party, and to the release or discharge of, or suspension of any rights and remedies against, any Obligor. The Lender may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver. No modification or waiver of any provision of the Notes is effective unless it is in writing and signed by the Person against whom it is being enforced. Without limiting any foregoing waiver, consent or agreement, each Obligor further waives any and all benefits under Arizona Revised Statutes Sections 12-1641 through 12-1646, inclusive, and Rule 17(f) of the Arizona Rules of Civil Procedure, including any revision or replacement of such statutes or rules hereafter enacted.

8.16.	Time is of the Essence. Time is of the essence under this Agreement and in the performance of every term, covenant and obligation contained herein.

9.
Amendment and Restatement.  This Agreement amends, restates, replaces and supersedes the Original Credit Agreement.  The execution and delivery of this Agreement shall not in any circumstances be deemed to have terminated, extinguished, released or discharged the Borrower’s or any other Obligor's obligations under the Original Credit Agreement, which obligations shall continue under and be governed by this Agreement.  THIS AGREEMENT IS NOT A NOVATION.

10.
WAIVER OF SPECIAL DAMAGES. EACH OF THE BORROWER AND THE OTHER OBLIGORS WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE LENDER IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

11.
JURY WAIVER. TO THE MAXIMUM EXTENT NOT PROHIBITED BY APPLICABLE LAW, EACH OF THE BORROWER, THE OTHER OBLIGORS AND THE LENDER (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER, THE OTHER OBLIGORS AND THE LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE OTHER RELATED DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE LENDER TO PROVIDE THE FINANCING DESCRIBED HEREIN.

Address(es) for Notices: 1520 E. Pima Street Phoenix, AZ 85034-4639 Attn: Scott Wiley	Borrower: SkyMall, LLC By: /s/ Scott Wiley Scott Wiley CFO Printed Name Title Date Signed: April 29, 2014

Address(es) for Notices: Address: 1520 E. Pima Street Phoenix, AZ 85034	Other Obligors: SkyMall Interests, LLC By: /s/ Scott Wiley Scott Wiley CFO Printed Name Title Date Signed: April 29, 2014

Address: 1520 E. Pima Street Phoenix, AZ 85034	SkyMall Ventures, LLC By: /s/ Scott Wiley Scott Wiley CFO Printed Name Title Date Signed: April 29, 2014

Address: 1520 E. Pima St. Phoenix, AZ 85034	SHC Parent Corp.
By: /s/ Scott Wiley Scott Wiley CFO Printed Name Title Date Signed: April 29, 2014
Address: 1520 E. Pima St. Phoenix, AZ 85034	Xhibit Corp.
By: /s/ Scott Wiley Scott Wiley CFO Printed Name Title Date Signed: April 29, 2014

Address: 1520 E. Pima St. Phoenix, AZ 85034	Xhibit Interactive, LLC
By: /s/ Scott Wiley Scott Wiley CFO Printed Name Title Date Signed: April 29, 2014
Address: 1520 E. Pima St. Phoenix, AZ 85034	FlyReply Corp.
By: /s/ Scott Wiley Scott Wiley CFO Printed Name Title Date Signed: April 29, 2014
Address: 1520 E. Pima St. Phoenix, AZ 85034	SpyFire Interactive, LLC
By: /s/ Scott Wiley Scott Wiley CFO Printed Name Title Date Signed: April 29, 2014
Address: 1520 E. Pima St. Phoenix, AZ 85034	Stacked Digital, LLC
By: /s/ Scott Wiley Scott Wiley CFO Printed Name Title Date Signed: April 29, 2014

Address for Notices: 2525 East Camelback Road, Suite 850 Phoenix, AZ 85016 Attn:	Lender: SMXE Lending, LLC By: /s/ Tina Rhodes Hall Tina Rhodes Hall CFO Printed Name Title Date Signed: April 29, 2014

Exhibit 3F

Notice of Borrowing

Date: ______

To:
SMXE Lending, LLC, a Delaware limited liability company (the “Lender”), whose address is 2525 East Camelback Road, Suite 850, Phoenix, AZ 85016, pursuant to the Amended and Restated Credit Agreement, dated as of April __, 2014, among the Lender, SkyMall, LLC, a Delaware limited liability company (the “Borrower”), whose address is 1520 E. Pima Street, Phoenix, AZ 85034-4639, and the other Obligors listed on the signature pages thereto (the “Credit Agreement”)

Ladies and Gentlemen:

Capitalized terms used but not defined herein have the meanings set forth in the Credit Agreement.  The Borrower hereby gives notice to the Lender, pursuant to Section 3.2.F of the Credit Agreement, of the draw under the Credit Facilities specified below:

1.	The Business Day of the proposed draw is ________.

2.	The aggregate amount of the proposed draw is $________.

3.	The draw is being advanced under the Line of Credit Note and will be disbursed in respect of the obligations set forth on Exhibit A hereto.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed draw, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrower contained in Section 3.2 of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date); and

(b) no Default has occurred and is continuing or would result from such proposed draw.

SkyMall, LLC

By  _________________________

Name: Scott Wiley

Title: Chief Financial Officer

Exhibit A

Schedule of Disbursements